Exhibit 99

CRT PROPERTIES, INC.
225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

CRT Properties Enters Into New $165 million Credit Facility

BOCA RATON, Fla.—(BUSINESS WIRE)—August 24, 2004—CRT Properties, Inc. (NYSE: CRO), today announced that it closed on a new $165 million secured revolving credit facility. The credit facility has a three-year term expiring August 23, 2007 and a one-year extension option.

The new facility replaces CRT’s previous secured revolving credit facility, which was scheduled to mature in December 2004. The $165 million commitment represents a $65 million increase in CRT’s borrowing capacity. At the Company’s current corporate level loan-to-value percentage, the new line of credit has an interest rate of LIBOR plus 100 basis points, which represents a 115 basis point reduction from the existing facility.

Wells Fargo Bank arranged and syndicated the line of credit and will also act as administrative agent. Other participating banks include PNC Bank, Commerzbank, Union Bank of California, and Compass Bank.

The Company’s properties which will secure the facility include: the Chamblee Center in Atlanta, Georgia, the Decoverly Center in Rockville, Maryland, the University Center in Charlotte, North Carolina, the Paragon building in Richmond, Virginia, and the CIGNA Plaza and Tollway Crossing buildings in Dallas, Texas.

Private Securities Litigation Reform Act of 1995. Estimates and certain other matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although CRT Properties, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are set forth as risk factors in the Company’s SEC reports and filings, including its Annual Report on Form 10-K for the year ended December 31, 2003. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About CRT Properties

CRT Properties, Inc. owns or has interests in 134 office buildings, containing approximately 10.8 million rentable square feet, located primarily in 21 suburban office projects and two urban centers in twelve metropolitan areas in the Southeastern United States, Texas and Maryland.

CONTACT: CRT Properties, Inc.
Investor Relations
Thomas C. Brockwell, Executive Vice President
1-800-850-2037

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